Exhibit 10.3

AMENDMENT NUMBER ONE TO

DEVELOPMENT AGREEMENT

THIS AMENDMENT NUMBER ONE TO DEVELOPMENT AGREEMENT BETWEEN THE CITY OF GARY AND THE MAJESTIC STAR CASINO, LLC (the “Amendment”), dated as of October 19, 2005, is entered into by and among the City of Gary, an Indiana municipal corporation (the “City”), The Majestic Star Casino, LLC, an Indiana limited liability company (“Majestic”), and Trump Indiana, Inc., a Delaware corporation (“Trump”).

W I T N E S S E T H

WHEREAS, Majestic and the City are parties to a Development Agreement, dated as of March 26, 1996 (the “Majestic Development Agreement”), pursuant to which, among other things, Majestic made certain commitments to the City relative to certain economic development projects in the City and Buffington Harbor, and agreed to pay the City certain additional payments, as more specifically set forth in the Majestic Development Agreement;

WHEREAS, Trump and the City are parties to a Development Agreement, dated as of May 1 1996, as amended by that certain Addendum to Development Agreement, dated as of July 12, 1996, and further amended by that certain Second Amendment to Development Agreement, dated February, 2001 (collectively, the “Trump Development Agreement”), pursuant to which, among other things, Trump made certain commitments to the City relative to certain economic development projects in the City and Buffington Harbor, and agreed to pay the City certain additional payments, as more specifically set forth in the Trump Development Agreement;

WHEREAS, Gary New Century, LLC, a Delaware limited liability company and an affiliate of Majestic (“GNC”), and the City are parties to a certain Assignment of Purchase Agreement and Development Agreement, dated as of August 25, 1999, as amended by that certain Addendum to Assignment of Purchase Agreement and Development Agreement, dated as of August 23, 2000 (collectively, the “GNC Development Agreement”), pursuant to which GNC and the City made certain commitments and agreements to each other related to the development of the Lehigh Property (as defined in the GNC Development Agreement), including certain GNC obligations relative to conveyance of the outer harbor to the City, conveyance of a portion of the inner harbor to the City and GNC’s commitment to invest a minimum of $50,000,000 to development on the property;

WHEREAS, in connection with the purchase by Majestic from GNC of certain real property, Majestic has assumed all of GNC’s obligations under the GNC Development Agreement;

WHEREAS, Majestic proposes to acquire all of the capital stock of Trump (the “Acquisition”), after which Majestic, directly or indirectly, would operate both the Majestic riverboat casino and the Trump riverboat casino located at Buffington Harbor; and

WHEREAS, the parties to this Amendment desire to make certain agreements and modifications related to the Majestic Development Agreement, the Trump Development Agreement and the GNC Development Agreement in light of the passage of time and change in circumstances since the execution of the original Agreements:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Majestic Development Agreement and the GNC Development Agreement, terminate the Trump Development Agreement, and make certain other agreements and covenants as follows:

1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Majestic Development Agreement.

2. Effectiveness. This Amendment shall only be effective on and after the closing of the Acquisition and shall terminate if and when the Majestic Development Agreement terminates; provided, however, that Section 9 of this Amendment shall terminate if and when the GNC Development Agreement terminates.

3. Other Business. Section 1.02 of the Majestic Development Agreement shall be amended by inserting the following sentence at the end of the second paragraph of such section:

Notwithstanding any other provision herein, Section 1.02 shall not be applicable to the direct or indirect ownership or operation by Developer, and the Developer shall not be prohibited from directly or indirectly owning and operating, the riverboat casino currently owned and operated by Trump.

4. Additional Payments. Section 2.05(a) of the Majestic Development Agreement shall be amended and restated as follows:

(a)

(i) It is agreed that, except as provided for in subparagraph (ii) below, each Developer shall pay the City an amount equal to 3% of its respective adjusted gross receipts, as defined in I.C. 4-33-2-2 (“AGR”, for each month in which the applicable Developer conducts Riverboat Gaming Operations (the “AGR Commitment”). The AGR Commitment for a given month shall be paid on the 10th day of the following month. The City and each Developer agree to reconcile the payments made by the Developer toward its respective AGR Commitment with the actual AGR within thirty (30) days of the close of each calendar quarter. Any overpayment of the AGR Commitment for the preceding quarter shall be applied toward the next installment(s) of the respective Developer’s AGR Commitment due the City. The Developer agrees to pay any underpayment of its respective AGR Commitment with the next monthly installment due the City.

(ii) It is agreed that the combined total amount of the AGR Commitments paid for both boats shall not be less than $6 Million Dollars. If, and only if, the combined total of the AGR Commitments for both boats exceed $6 Million Dollars, any amount in excess of $6 Million Dollars shall be placed in a Lakefront Capital Improvement Fund (Fund), to be established by Developer, a restricted use, non-reverting fund from which any expenditure shall require the approval of both the City, as represented by the Mayor, and Developer, except as set forth in the following sentence. The assets of the Fund may only be used to pay for, or reimburse the costs of, environmental assessment and remediation, or fulfillment of the City’s obligations under Section 6(b), (c), (d) or (e) of the GNC Development Agreement, as amended, and a minimum of 50% of the assets of the Fund towards site preparation, infrastructure improvements and capital improvements, at the sole discretion of Developer, on or for the benefit of the areas identified in Exhibit G attached hereto. Any expenditure from the Fund shall not be included in calculating the Minimum Investment for purposes of the GNC Development Agreement, as amended.

(iii) Notwithstanding anything herein to the contrary, the City and the Developer shall review the provisions of the Majestic Development Agreement every five (5) years from the date of this Amendment to assess the viability of such agreement in light of the prevailing economic and market conditions. Each of the City and the Developer shall negotiate in good faith any modification or termination of the Majestic Development Agreement in light of such review.

Trump shall be deemed a “Developer” for purposes of the amended and restated Section 2.05(a) of the Majestic Development Agreement.

5. Financial Reporting. Section 3.10 of the Majestic Development Agreement shall be amended and restated as follows:

Section 3.10 Financial Reporting. Each Developer shall provide the City, on a calendar year quarterly basis, accurate reports of the data used to compute its AGR Commitment and demonstrating its calculation of the monthly AGR Commitment payment for the prior three months and year-to-date. Each such report shall be certified to be accurate by a representative of the Developer who has personal knowledge of the accuracy of the contents of the reports. Each Developer shall maintain and keep, or shall cause to be maintained and kept, full and accurate books and records within the City or such other accessible location, of all business conducted or transacted relative to the Project, which may reasonably assist the City in determining and verifying the revenues supporting the AGR Commitment of the Developers and any Investment Commitment. If a Developer maintains permanent records in a computerized or microfiche fashion, such Developer shall provide to the City, upon reasonable request, a detailed index to the microfiche or computerized record and either a digital copy of the same or access to facilities in the City where appropriate City representatives can view and, as appropriate, download the information necessary to determine and verify the revenues and expenditures. The books and records shall be retained and stored pursuant to such policies currently in effect for the City.

Trump shall be deemed a “Developer” for purposes of the amended and restated Section 3.10 of the Majestic Development Agreement. In addition, the term “Project” shall be deemed to include the Trump riverboat casino currently located at Buffington Harbor for purposes of the amended and restated Section 3.10 of the Majestic Development Agreement.

6. Sale or Transfer. The term “Developer” shall include Trump for purposes of Section 4.01 of the Majestic Development Agreement.

7. Barden Foundation. A new Section 6.10 shall be added to the Majestic Development Agreement, as follows:

6.10 Barden Foundation. Developer agrees to cause its ultimate owner, Don H. Barden, to establish a charitable education foundation qualified as tax exempt pursuant to one or more provisions of Section 501(c) of the Internal Revenue Code, to be called the “Barden Foundation,” for providing benefits to the community in the form of scholarships and assistance to community schools, education organizations and other charitable entities. Either directly from Developer or from an affiliate of Developer, an annual contribution of $100,000 shall be made to the Barden Foundation on or before January 30 of each year beginning in 2006. Developer shall cause the board governing said foundation to include one or more representatives appointed by the Mayor, City Council, Gary Community School Corporation, Indiana University Northwest, and Ivy Tech-Gary. At a minimum, 50% of the annual receipts and income of the Barden Foundation (up to a maximum annual amount of $50,000) shall be expended each year for scholarships for Gary residents to attend post-secondary education institutions.

8. Satisfaction of Trump Investment and Financial Commitments. Prior to the effectiveness of this Amendment, Trump or Majestic shall pay any outstanding amounts due to the City under Sections 2.01, 2.05, and 6.10 of the Trump Development Agreement, as amended.

9. Termination of Trump Development Agreement; Release. Upon the effectiveness of this Amendment, the Trump Development Agreement shall be terminated and of no further force and effect.

10. Amendments to GNC Development Agreement. Upon the effectiveness of this Amendment, (a) Exhibits E and F attached to this Amendment are hereby substituted for the Exhibits E and F attached to the Addendum to the GNC Development Agreement dated August 23rd, 2000 and it is agreed by the parties that the designs of the access road improvements contained therein and the plan for the Harbor Improvements as shown in Exhibit D may be modified prior to construction to accommodate regulatory requirements, adjacent roadways or neighboring developments; (b) Sections 9, 12, 13(b) and 13(c) of the GNC Development Agreement, as amended, shall be amended and restated as follows:

9. GNC’s Obligation to Develop the Project. Subject to the provisions of this Agreement, GNC agrees that it will undertake to develop that part of the Lehigh Property, and may develop such other property contiguous to the Lehigh Property, that is depicted as amended and attached to this Amendment as Exhibit G—Revised (collectively, the “Project Property”) as the mixed-use project generally described in the preliminary plans and narrative set forth in Exhibit H (the “Preliminary Plans”). The parties acknowledge and agree that the precise nature of the development will be determined after GNC has refined the Preliminary Plans and has obtained and evaluated engineering studies, feasibility studies, marketing studies, development projects, tenant or user commitments, financing commitments and other pertinent information pertaining to the development of such project. The project described in the Project Property and the Preliminary Plans, as they may be changed or modified pursuant to paragraphs 10 or 11, is referred to herein as the “Project.”

12. Extent of Investment. GNC agrees that the minimum investment by GNC or any affiliated entity of GNC, in the Project shall be at least Seventy Million ($70,000,000) Dollars (the “Minimum Investment”). The parties acknowledge that the Minimum Investment represents only part of the overall Project, and that GNC’s investment obligations hereunder will be fully satisfied if GNC and any affiliated entity of GNC meets the Minimum Investment. The parties agree that the development obligations of GNC under this Agreement shall be satisfied even if the entire Project is not constructed or developed, so long as funds, services, other resources or other property satisfying the Minimum Investment have been expended or incurred or otherwise utilized in connection with the Project. For purposes of this Agreement, the following costs, services, resources or other property incurred, expended or otherwise utilized by GNC or any affiliated entity of GNC relative to the Project or any part thereof (including renovation costs for existing buildings), whether before or after the date of this Agreement, shall apply toward the Minimum Investment: (i) the purchase price of the Lehigh Property or any other real property purchased by GNC or any affiliated entity of GNC, including, but not limited to any property acquired from the City or at the direction of the City; (ii) the costs associated with the parking structure on the BHR Property or any other parking structure associated with the Project; (iii) the fees or other charges of any consultants or advisers, including finance consultants, environmental consultants, surveyors, marketing consultants, accountants and like advisors; (iv) all professional fees and related expenses, including architects, engineers, accountants and attorneys; (v) the costs of environmental remediation, reporting or testing; (vi) all permit fees for the Project or any portion thereof; (vii) construction period interest, insurance premiums and taxes; (viii) all payments to general contractors, construction managers or other trade contractors; (ix) demolition and demolition by-products; (x) easements; (xi) utility changes or installations; (xii) the value of any improvements, developments or construction of new facilities in connection with the Project; (xiii) all other “hard” and “soft” costs of constructing or development of any part of the Project; and (xiv) any other property or resource delivered, leased or otherwise exchanged, including, but not limited to property or resources between the City on the one hand and GNC or any affiliated entity of GNC on the other hand. Upon reasonable advance notice, GNC shall provide the City (or a consultant of the City) with access to the records and documentation being maintained by GNC in respect of the costs that apply toward the Minimum Investment, although in no event shall such records or documentation be deemed to be available to the public. GNC shall provide City, on or before March 31 of each year and until GNC (to the reasonable satisfaction of the City) completely fulfills the Minimum Investment commitment (or such commitment is terminated), a detailed report identifying each and every expenditure by GNC during the prior calendar year for which it claims credit toward the Minimum Investment commitment and a yearly total for all previous years. Such report shall be certified to be accurate by a person with personal knowledge of the accuracy of the report.

13. Time for Commencement and Completion

(b) If the City has not completed its obligations under Section 6(b), (c), (d) and (e) within thirty-six (36) months of the date of this Amendment, GNC’s obligations under paragraphs 9 through 13 (as amended) to develop the Project and meet its Minimum Investment, and the City’s options under paragraph 15 shall terminate, subject to extension of such date for the duration of delays occasioned by acts of God, war, civil unrest, strikes or labor disputes, labor shortages, material shortages, inclement weather, lack of available funds and other causes beyond the reasonable control of the City.

(c) GNC shall complete the Project to the point where it has fulfilled its Minimum Investment within sixty (60) months after the date that the City has completed its obligations pursuant to Section 6(b), (c), (d) and (e), subject to extension of such date for the duration of delays occasioned by acts of God, war, civil unrest, strikes or labor disputes, labor shortages, material shortages, inclement weather and other causes beyond the reasonable control of GNC. The City shall cause the obligations imposed on it by Section 6(b), (c), (d), and (e) to be completed as soon as available funding permits, subject to reasonable extension of such date for delays occasioned by acts of God, war, civil unrest, strikes or labor disputes, labor shortages, material shortages, inclement weather and other causes, beyond the reasonable control of City. City, GNC, and the Developers commit to use all reasonable efforts to pursue all reasonably available public funding for City’s obligations under Section 5 and Section 6. City commits to use reasonable efforts to assist GNC and Developers to obtain third party financing for the Minimum Investment and any other Project development activities approved by the City. In lieu of the time period stated therein, City shall cause its obligations specified in Section 5 to complete improvements to the Harbor, including the City Harbor Improvements, to be completed after conveyance of the Harbor Improvements to the City by GNC as provided for in Section 5 as soon thereafter as available funding permits, subject to reasonable extension of such date for delays occasioned by acts of God, war, civil unrest, strikes or labor disputes, labor shortages, material shortages, inclement weather, regulatory permit requirements and procedures, and other causes beyond the reasonable control of City.

11. Mutual Release

(a) Upon the effectiveness of this Amendment, Trump does hereby release and discharge the City, and its officers, employees, and agents, from and against any and all claims, demands, debts, accounts, contracts, obligations, liabilities, actions and causes of action, whether in law or in equity, and of any kind or nature, which as of the effectiveness of this Amendment, Trump had, has or hereafter may have, directly or indirectly, arising out of or in any way relating to the Trump Development Agreement.

(b) Upon the effectiveness of this Amendment, the City does hereby release and discharge Trump, its successors and assigns, and each of its officers, directors, employees, and agents, from and against any and all claims, demands, debts, accounts, contracts, obligations, liabilities, actions and causes of action, whether in law or in equity, and of any kind or nature, which as of the effectiveness of this Amendment, the City had, has or hereafter may have, directly or indirectly, arising out of or in any way relating to the Trump Development Agreement excepting those specifically identified in this Amendment as continuing obligations of Trump.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the date first written above.

THE CITY OF GARY,
an Indiana municipal corporation

By:	/s/ Scott King
Title:	Mayor

THE MAJESTIC STAR CASINO, LLC,
an Indiana limited liability company

By:	/s/ Don Barden
Title:	President

TRUMP INDIANA, INC.,
a Delaware corporation

By:	/s/ John P. Burke
Title:	Treasurer